Exhibit 10.1

$2,000,000,000

FIVE-YEAR SENIOR

REVOLVING CREDIT AGREEMENT

Dated as of September 9, 2005

by and among

CINERGY CORP.,

THE CINCINNATI GAS & ELECTRIC COMPANY,

PSI ENERGY, INC.

THE UNION LIGHT, HEAT AND POWER COMPANY

and

THE BANKS NAMED HEREIN,

as Lenders,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

and

BARCLAYS BANK PLC,

as Administrative Agent

and as LC Bank

BARCLAYS CAPITAL,
the investment banking division of
Barclays Bank PLC,

and

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Bookrunners

i

SECTION 6.1. General Affirmative Covenants of the Borrowers
SECTION 6.2. Negative Covenants of the Borrowers

ARTICLE VII EVENTS OF DEFAULT

SECTION 7.1. Events of Default

ARTICLE VIII THE ADMINISTRATIVE AGENT

SECTION 8.1. Authorization and Action
SECTION 8.2. Administrative Agent’s Reliance, Etc.
SECTION 8.3. Barclays and Affiliates
SECTION 8.4. Lender Credit Decision
SECTION 8.5. Indemnification
SECTION 8.6. Successor Administrative Agent

ARTICLE IX MISCELLANEOUS

SECTION 9.1. Amendments, Etc.
SECTION 9.2. Notices, Etc.
SECTION 9.3. No Waiver; Remedies
SECTION 9.4. Costs, Expenses and Taxes; Indemnification
SECTION 9.5. Right of Set-off
SECTION 9.6. Binding Effect
SECTION 9.7. Assignments, New Lenders and Participations
SECTION 9.8. No Recourse
SECTION 9.9. Consent to Jurisdiction; Waiver of Jury Trial
SECTION 9.10. Governing Law
SECTION 9.11. Execution in Counterparts
SECTION 9.12. Entire Agreement; Exhibits and Schedules
SECTION 9.13. Confidentiality
SECTION 9.14. USA PATRIOT Act

Schedule 1.1	-	Names, Addresses, Commitments and Commitment Percentages of Banks
Schedule 2.5(b)	-	ULH&P Asset Transfer
Schedule 3.9	-	Existing Letters of Credit

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Opinion of J. William DuMond, Esq., Senior Counsel of the Borrowers
Exhibit D	-	Form of Opinion of Simpson Thacher & Bartlett LLP, special counsel to the Administrative Agent
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Long-Term Debt Designation

ii

FIVE-YEAR SENIOR REVOLVING
CREDIT AGREEMENT

FIVE-YEAR SENIOR REVOLVING CREDIT AGREEMENT dated as of September 9, 2005 (this “Agreement”), by and among:

a)                                                                                      CINERGY CORP., a Delaware corporation (“Cinergy”);

b)                                                                                     THE CINCINNATI GAS & ELECTRIC COMPANY, an Ohio corporation (“CG&E”);

c)                                                                                      PSI ENERGY, INC., an Indiana corporation (“PSI ENERGY”)

d)                                                                                     THE UNION LIGHT, HEAT AND POWER COMPANY, a Kentucky corporation (“ULH&P”).

e)                                                                                      the banks and other financial institutions or entities listed on the signature pages hereof (the “Banks”) and other Lenders (as hereinafter defined) from time to time party hereto;

f)                                                                                        JPMORGAN CHASE BANK, N.A. (“JPMCB”) as Syndication Agent (in such capacity, the “Syndication Agent”); and

g)                                                                                     BARCLAYS BANK PLC (“Barclays”) as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder and as LC Bank (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrowers (as defined herein) have requested the Banks to provide the credit facility hereinafter described in the amounts and on the terms and conditions set forth herein, the Banks have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agent for the Lenders on such terms and conditions;

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.  Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affected Lender” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office, in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any Advance, the percentage rate per annum set forth in the appropriate column below, as determined by reference to the Applicable Rating Level, plus 0.10% per annum during any period in which the Outstanding Extensions of Credit exceed 50% of the Total Commitment:

	Applicable Margin
Applicable Rating Level	Base Rate Advances	Eurodollar Advances
Level I	0.000%	0.220%
Level II	0.000%	0.350%
Level III	0.000%	0.425%
Level IV	0.000%	0.500%
Level V	0.000%	0.800%

Any change in the Applicable Margin caused by a change in the Applicable Rating Level shall take effect at the time such change in the Applicable Rating Level shall occur.

“Applicable Rating Level” shall be determined at any time and from time to time on the basis of the then applicable Reference Ratings of the relevant Borrower issued or maintained by the Rating Agencies (or Rating Agency, in the case of only one Reference Rating) in accordance with the following table:

Applicable Rating Level	S&P	Moody’s
Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower (or unrated)	Ba1 or lower (or unrated)

In the event of a “split” rating for a Borrower, the Applicable Rating Level shall be determined on the basis of the higher of the two ratings then applicable; provided that if the two ratings are two or more levels apart, the Applicable Rating Level shall be determined on the basis of the rating that is one level lower than the higher of the two ratings then applicable; provided further, that if both Moody’s and S&P shall have ceased to issue or maintain Reference Ratings, then the Applicable Rating Level shall be Level V.  The Applicable Rating Level shall be redetermined as and when any change in the ratings used in the determination thereof shall be announced by any Rating Agency.  For the avoidance of doubt, the Applicable Rating Level as of the date of this Agreement (i) for Cinergy, is Level III and (ii) for CG&E, PSI Energy and ULH&P, is Level II.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit E hereto.

“Assignment Effective Date” means the effective date of any Assignment and Acceptance.

“Barclays” has the meaning specified in the caption to this Agreement.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC.

“Base Rate” means, for any day for which the same is to be calculated, the higher of (a) the rate designated by Barclays from time to time as its prime rate in the United States of America and (b) the Federal Funds Rate for such day plus 1/2 of 1%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the rates described in clause (a) or clause (b), above, or in the Applicable Rating Level, as the case may be.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.8(a).

“Borrower” means each of Cinergy, CG&E, PSI Energy and ULH&P; collectively, the “Borrowers”.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Borrowing Date” means any Business Day specified in a Notice of Borrowing as a date on which a Borrower requests the Lenders to make Advances hereunder, or such Business Day on which a Borrowing pursuant to Section 3.4 is made.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in Eurodollars in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Account” has the meaning specified in Section 7.1.

“CG&E First Mortgage Trust Indenture” shall mean the first mortgage trust indenture, dated as of August 1, 1936 between CG&E and The Bank of New York (successor to Irving Trust Company), as trustee, as amended, modified or supplemented from time to time, and any successor or replacement mortgage trust indenture.

“CG&E Outstanding Extensions of Credit” means, as of any day for the determination thereof, (a) the aggregate principal amount of all Advances made to CG&E outstanding on such day plus (b) the LC Outstandings of CG&E on such day plus (c) the aggregate amount of all Unreimbursed LC Disbursements of CG&E outstanding on such day.

“CG&E Sublimit” means $500,000,000.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Cinergy; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of such Borrower by Persons who were neither (i) nominated by the board of directors of Cinergy or the applicable Borrower nor (ii) appointed by directors so nominated; or (c) any of CG&E, PSI Energy or ULH&P shall cease to be wholly-owned direct Subsidiaries of Cinergy (or, in the case of ULH&P, so long as it is a wholly-owned direct Subsidiary of CG&E, a wholly-owned indirect Subsidiary of Cinergy); provided, that references to each Borrower in this definition of “Change of Control” shall also refer to any successor entity as may be permitted by Section 6.2; provided further, that the transaction described in the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy, Deer Holding Corp., Deer Acquisition Corp., and Cougar Acquisition Corp., dated as of May 8, 2005, as disclosed in Form 8-K filed by Cinergy with the Securities and Exchange Commission on May 10, 2005, and other filings made by Cinergy at least five Business Days prior to the Effective Date with respect to such transaction, shall not be considered a Change of Control under subclause (a) or (b) above for purposes of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.1(a).

“Commitment Increase” has the meaning specified in Section 2.17.

“Commitment Increase Effective Date” has the meaning specified in Section 2.17.

“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time.

“Consolidated Indebtedness” means, for any Borrower, as of the date of any determination thereof, the principal amount then outstanding of all Indebtedness of such Borrower and its Subsidiaries, determined on a consolidated basis after elimination of inter-company items, less deposits of cash or cash equivalents in restricted accounts relating to the proceeds of tax exempt bonds of such Borrower and its Subsidiaries as of such date; provided that Consolidated Indebtedness shall not include (i) Non-Recourse Debt or (ii) in the case of Cinergy only, Indebtedness in respect of Preferred Trust Securities.

“Consolidated Net Worth” means, as of the date of any determination thereof, all items that, in conformity with GAAP, would be included under shareholders’ equity on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Capitalization” means, as of the date of any determination thereof, the sum of Consolidated Net Worth of the applicable Person at such date, the Consolidated

Indebtedness of such Person at such date, and, to the extent not otherwise included, preferred stock and mandatorily redeemable preferred trust securities of such Person at such date.

“Contractual Obligation” means any provision of any security issued by the applicable Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default” means any event, which, but for the giving of notice or lapse of time or both, would constitute an Event of Default.

“Disclosure Document” means (i) the Borrowers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and any report of any Borrower on Form 10-Q or Form 8-K filed since December 31, 2004 and five Business Days prior to the Effective Date or (ii) for the purposes of satisfying the requirements of Section 2.18(b)(ii) only, the Borrowers’ Annual Report on Form 10-K for the most recently ended fiscal year and any report of any Borrower on Form 10-Q or Form 8-K filed since the filing of the Borrower’s Annual Report for the most recently ended fiscal year and five Business Days prior to the effective date of the relevant Termination Date extension.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1.1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Effective Date” means the date on which all of the conditions specified in Section 4.1 hereof have been satisfied.

“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under PBGC Reg. §4043); (b) the occurrence of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a Plan; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the “withdrawal” or “partial withdrawal” (as such terms are defined respectively in Sections 4203 and 4205 of ERISA) from any Single Employer Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that would reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1.1 hereto (or, if no such office is specified, its Domestic Lending Office) or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered U.S. dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.8(b).

“Event of Default” has the meaning specified in Section 7.1.

“Excepted Subsidiaries” means CG&E, PSI Energy and ULH&P.

“Existing Credit Agreements” means the Existing Five-Year Credit Agreement and the Existing Three-Year Credit Agreement.

“Existing Letters of Credit” means the letters of credit described on Schedule 3.9.

“Existing Five-Year Credit Agreement” means the Five Year Senior Revolving Credit Agreement, dated as of December 9, 2004, by and among Cinergy, the lenders parties thereto and Barclays, as administrative agent for such lenders.

 “Existing Three-Year Credit Agreement” means the Three Year Senior Revolving Credit Agreement, dated as of April 26, 2004, by and among Cinergy, the lenders parties thereto and Barclays, as administrative agent for such lenders.

“Extension of Credit” means (a) the making by any Lender of an Advance, (b) the issuance of a Letter of Credit by the LC Bank or (c) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the LC Outstandings.

“Facility Fee” has the meaning specified in Section 2.3(a).

“Federal Funds Rate” means, for any day in any period, the rate set forth for such day opposite the caption “Federal Funds (Effective)” in the weekly statistical release designated as

“H.15(519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Financing Documents” means this Agreement and the Notes.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of such Person guaranteeing, or having the effect of guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, contingently or otherwise. Guarantee Obligations shall include (but not be limited to) any obligation of the guaranteeing person (i) to reimburse or indemnify any bank, insurer or other Person in respect of payments made under any letter of credit, demand guaranty or similar instrument issued by such bank, insurer or other Person (ii) to purchase any primary obligation or any property constituting direct or indirect security for any primary obligation, (iii) to advance or supply funds for the purchase or payment of any primary obligation, (iv) to advance or supply funds to maintain working capital or the net worth or solvency of any primary obligor, (v) to purchase property, securities or services primarily for the purpose of providing funds to assure payment of any primary obligation or (vi) otherwise to assure or hold harmless the creditor or beneficiary of any primary obligation against loss; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the related primary obligation and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be the guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

“Hedging Agreement” means, for any Person, any and all agreements, devices or arrangements designed to protect such Person or any of its Subsidiaries from the fluctuations of interest rates, exchange rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, commodity swap agreements, forward rate currency or interest rate options, puts and warrants.  Notwithstanding anything herein to the contrary, “Hedging Agreements” shall also include fixed-for-floating interest rate swap agreements and similar instruments.

“Indebtedness” means, as to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument,

(b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of bankers’ acceptances (or similar instruments) issued or created for the account of such Person, and (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Increasing Lender” has the meaning specified in Section 2.17.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, (a) initially, the period commencing on the date of such Advance or conversion, as the case may be, and ending on the last day of the period selected by the relevant Borrower pursuant to the provisions below and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Advance and ending on the last day of the period selected by the relevant Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months as the relevant Borrower may select in its Notice of Borrowing or Notice of Conversion, in the case of (a) above or in its Notice of Continuation, in the case of (b) above; provided, however, that:

(i)                                     any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(ii)                                  Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(iii)                               any Interest Period commencing on the last Business Day of any calendar month, or any day for which there is no numerically corresponding day in the applicable subsequent calendar month, shall end on the last Business Day of the applicable subsequent calendar month; and

(iv)                              whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“JPMCB” has the meaning specified in the caption to this Agreement.

“LC Bank” means Barclays, in its capacity as issuer of any Letter of Credit pursuant to Article III hereof.

“LC Outstandings” means, for any date of determination, the aggregate maximum amount available to be drawn under all Letters of Credit outstanding on such date (assuming the satisfaction of all conditions for drawing enumerated therein).

“LC Sublimit” means, as of any day for the determination thereof, $500,000,000.

“Lenders” means the Banks listed on the signature pages hereof, each other bank or financial institution that shall become a party hereto pursuant to Section 9.7(a), and, if and to the extent so provided in Section 3.5(d), the LC Bank.

“Letter of Credit” means a letter of credit issued by the LC Bank pursuant to Article III, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“LIBOR Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period or such term (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period or such term during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period or term, as the case may be.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing.

“Long-Term Debt Designation” has the meaning specified in Section 2.6(c).

“Material Adverse Effect” means, with respect to any Borrower, a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of such Borrower and its Subsidiaries taken as a whole, (b) the ability of such Borrower to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder.

“Material Indebtedness” means, with respect to any Borrower, Indebtedness (other than Indebtedness under this Agreement), Guarantee Obligations or obligations in respect of one or more Hedging Agreements of such Borrower and its Subsidiaries, in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Borrower or any Subsidiary of such Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, any Subsidiary of Cinergy which (a) for the most recent fiscal year of Cinergy accounted for more than 10% of the consolidated revenues of Cinergy determined in accordance with GAAP or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Cinergy determined in accordance with GAAP, all as shown on the consolidated financial statements of Cinergy for such fiscal year; provided, that, notwithstanding the foregoing, (i) CG&E, PSI Energy and ULH&P shall each be deemed “Material Subsidiaries” of Cinergy and (ii) Cinergy Services, Inc. shall not be deemed a “Material Subsidiary”.

“Maximum Borrowing Amount” means, (i) in the case of Cinergy, an amount equal to the Total Commitment then in effect, (ii) in the case of CG&E, an amount equal to the CG&E Sublimit then in effect, (iii) in the case of PSI Energy, an amount equal to the PSI Energy Sublimit then in effect and (iv) in the case of ULH&P, an amount equal to the ULH&P Sublimit then in effect.

 “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning specified in Section 2.17.

“Non-Excluded Taxes” has the meaning specified in Section 2.13(a).

“Non-Recourse Debt” means Indebtedness of each Borrower or any of their respective Subsidiaries, in respect of which no recourse may be had by the creditors under such Indebtedness against such Borrower or such Subsidiary in its individual capacity or against the assets of such Borrower or such Subsidiary, other than assets which were purchased, constructed or developed by such Borrower or such Subsidiary with the proceeds of such Indebtedness.

“Non-U.S. Lender” has the meaning specified in Section 2.13(d).

“Note” means any promissory note evidencing Advances.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” shall mean a notice from the Borrower electing the continuation of Eurodollar Rate Advances in accordance with the provisions of Section 2.7(b).

“Notice of Conversion” shall mean a notice from the Borrower electing the conversion of Eurodollar Rate Advances to Base Rate Advances or Base Rate Advances to Eurodollar Rate Advances, in each case, in accordance with the provisions of Section 2.7(a).

“Other Taxes” has the meaning specified in Section 2.13(b).

“Outstanding Extensions of Credit” means, as of any day for the determination thereof, (a) the aggregate principal amount of all Advances outstanding on such day plus (b) the LC Outstandings on such day plus (c) the aggregate amount of all Unreimbursed LC Disbursements outstanding on such day.

“PBGC” means the Pension Benefit Guaranty Corporation under Title IV of ERISA, or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision, agency or instrumentality thereof.

 “Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PSI Energy First Mortgage Trust Indenture” shall mean the first mortgage trust indenture, dated as of September 1, 1939 between PSI Energy (formerly known as Public Service Company or Indiana, Inc. and successor by consolidation to Public Service Company of Indiana) and LaSalle Bank National Association (formerly known as LaSalle National Bank Company and successor, as trustee, to First National Bank of Chicago), as trustee, as amended, modified or supplemented from time to time, and any successor or replacement mortgage trust indenture.

“PSI Energy Outstanding Extensions of Credit” means, as of any day for the determination thereof, (a) the aggregate principal amount of all Advances made to PSI Energy outstanding on such day plus (b) the LC Outstandings of PSI Energy on such day plus (c) the aggregate amount of all Unreimbursed LC Disbursements of PSI Energy outstanding on such day.

“PSI Energy Sublimit” means $500,000,000.

“Preferred Trust Securities”: means Cinergy’s 6.9% preferred trust securities, due February 2007, or any other preferred trust securities issued on terms substantially similar thereto; provided that the amount of any such preferred trust securities issued and outstanding until the Termination Date may not exceed $500,000,000 in the aggregate at any time.

“Rating Agencies” means, collectively, Moody’s and S&P; each, individually, a “Rating Agency”.

“Receivable Financing Transaction” means any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by such Borrower or any of its Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest therein) by such Special Purpose Subsidiary, in each case without any guarantee by such Borrower or any of its Subsidiaries (other than the Special Purpose Subsidiary).

 “Reference Ratings” means, with respect to each Borrower, the ratings issued or maintained from time to time by the Rating Agencies in respect of the senior non-credit-enhanced unsecured long-term debt of such Borrower.

“Register” has the meaning specified in Section 9.7(c).

“Removed Borrower” has the meaning specified in Section 9.1(b).

“Required Lenders” means Lenders having more than 50% of the Commitments; provided, however, that if the Commitments shall have been terminated, “Required Lenders” shall mean Lenders holding more than 50% of the then Outstanding Extensions of Credit.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, comptroller, vice-president, treasurer or assistant treasurer of the applicable Person.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P” means Standard & Poor’s Ratings Group, or any successor thereto.

“Special Purpose Subsidiary” means any Material Subsidiary of a Borrower created by a Borrower for the sole purpose of facilitating a Receivable Financing Transaction; provided, that such Special Purpose Subsidiary shall cease to be a Special Purpose Subsidiary if at any time such Special Purpose Subsidiary engages in any business other than Receivable Financing Transactions and activities directly related thereto.

“SPV” has the meaning specified in Section 9.7(f).

“Subsidiary” means, as to any Person, a corporation, partnership or other entity: (i) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries by such Person and/or (ii) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries by such Person.

“Termination Date” means, as to any Lender, September 9, 2010, such earlier date of termination in whole of the Commitments pursuant to Section 2.4 or 7.1, or such later date of termination as may be in effect pursuant to an election pursuant to Section 2.18.

“Total Commitment” has the meaning specified in Section 2.1(b).

“Type” has the meaning specified in the definition of “Advance”.

“ULH&P First Mortgage Trust Indenture” shall mean the first mortgage trust indenture, dated as of February 1, 1949 between ULH&P and The Bank of New York (successor to Irving

Trust Company), as trustee, as amended, modified or supplemented from time to time, and any successor or replacement mortgage trust indenture.

“ULH&P Outstanding Extensions of Credit” means, as of any day for the determination thereof, (a) the aggregate principal amount of all Advances made to ULH&P outstanding on such day plus (b) the LC Outstandings of ULH&P on such day plus (c) the aggregate amount of all Unreimbursed LC Disbursements of ULH&P outstanding on such day.

“ULH&P Sublimit” means $65,000,000, as such amount may be increased in accordance with Section 2.5(b).

“Unreimbursed LC Disbursement” means the unpaid obligation (or, if the context so requires, the amount of such obligation) of any Borrower to reimburse the LC Bank for a payment made by the LC Bank under a Letter of Credit for the account of such Borrower, but shall not include any portion of such obligation that has been repaid with the proceeds of, or converted to, Advances hereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2.  Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

SECTION 1.3.  Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.1(d).

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.1.  The Commitments and Advances.

(a)  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to each Borrower and to participate in the issuance of Letters of Credit (and the LC Outstandings and Unreimbursed LC Disbursements thereunder) from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7(c), as such amount may be reduced pursuant to Section 2.4 (such Lender’s “Commitment”).

(b)  The sum of the Commitments is hereinafter referred to as the “Total Commitment”. The Total Commitment shall be in an initial amount of $2,000,000,000, as the same may be reduced or increased from time to time in accordance with Section 2.4 or Section 2.17 hereof.

(c)  Each Borrowing shall be in an aggregate amount not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits and subject to the conditions set forth herein, each Borrower may borrow, repay or prepay and reborrow and request the issuance of Letters of Credit under the Commitments.

(d)  Notwithstanding anything contained in this Agreement to the contrary, at no time shall (i) the Outstanding Extensions of Credit exceed the Total Commitment as in effect at such time; (ii) the CG&E Outstanding Extensions of Credit exceed the CG&E Sublimit; (iii) the PSI Energy Outstanding Extensions of Credit exceed the PSI Energy Sublimit; or (iii) the ULH&P Outstanding Extensions of Credit exceed the ULH&P Sublimit.

SECTION 2.2.  Making the Advances.

(a)  Each Borrowing shall be made on notice given by the relevant Borrower to the Administrative Agent via facsimile transmission in accordance with Section 9.2 hereof not later than 11:00 A.M. (New York City time) on the Business Day that is: (i) three Business Days prior to the Borrowing Date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, or (ii) the Borrowing Date of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in substantially the form of Exhibit B hereto, specifying therein the requested Borrowing Date of such Borrowing, the Type of Advances comprising such Borrowing, the aggregate amount of such Borrowing, and the Interest Period to be applicable thereto. Upon receipt of any Notice of Borrowing, the Administrative Agent shall give to each Lender prompt notice thereof and the Administrative Agent shall promptly notify each Lender and the Borrower of the applicable interest rate pursuant to Section 2.8.

(b)  Each Lender shall, before 1:00 P.M. (New York City time) on the Borrowing Date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.2, in immediately available funds, such Lender’s Commitment Percentage of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the relevant Borrower at the Administrative Agent’s aforesaid address or as otherwise directed by the Borrower.

(c)  Anything in Section 2.2(a), above, to the contrary notwithstanding,

(i)                                     if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the obligation of such Lender to make, fund or maintain Eurodollar Rate Advances shall be suspended, and, until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, (1) each Advance by such Lender shall be a Base Rate Advance, and (2) Cinergy shall have the right to replace such Lender by causing such Lender to enter into one or more Assignments and Acceptances in respect of its entire Commitment, the Advances held by it and all other amounts owing to it in respect thereof with one or more banks or other financial institutions selected by Cinergy with the consent of the Administrative Agent (not to be unreasonably withheld), pursuant to Section 9.7 hereof. Each Lender agrees to enter into any such Assignments and Acceptances as may be required by this clause (assuming the same are properly and accurately completed);

(ii)                                  if the Administrative Agent shall have determined in good faith and in its reasonable discretion (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the right of the Borrowers to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(iii)                               if Lenders having more than 50% of the Commitments shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrowers to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance.

(d)  Each Notice of Borrowing shall be irrevocable and binding on the relevant Borrower. Unless the Administrative Agent and the relevant Borrower shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 P.M. (New York City time) one Business Day prior to the date of any Eurodollar Rate Advance Borrowing or (B) 12:00 noon (New York City time) on the date of any Base Rate Advance Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If, prior to such time as the relevant Borrower shall have repaid such amount, such Lender shall repay to the Administrative Agent such corresponding amount with interest as aforesaid, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement as if made on the original date of such Borrowing.

(e)  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.3.  Facility Fee; Letter of Credit Risk Participation Fee; Other Fees.

(a)  Cinergy agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount of such Lender’s Commitment (whether used or unused), from the date hereof in the case of each Bank listed on the signature pages hereto and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of any other Lender, until the Termination Date, payable on the basis of the actual number of days elapsed and a year of 360 days, in arrears on the last Business Day of March, June, September and December in each year and on the Termination Date, at the rate per annum set forth below as determined by reference to the Applicable Rating Level for Cinergy:

Applicable Rating Level	Facility Fee
Level I	0.080%
Level II	0.100%
Level III	0.125%
Level IV	0.150%
Level V	0.200%

; provided that if at any time Cinergy shall fail to pay such Facility Fee within five days of the date when such Facility Fee is due, each of CG&E, PSI Energy and ULH&P severally, but not jointly, agree to pay upon demand to the Administrative Agent for the account of each Lender the amount of such unpaid Facility Fee multiplied by the percentage which the Maximum Borrowing Amount applicable to such Borrower represents of the Total Commitment.

(b)  Each Borrower agrees to pay to the Administrative Agent for the account of each Lender, ratably in accordance with their respective Commitments, a letter of credit risk participation fee on the average daily amount of LC Outstandings with respect to Letters of Credit issued for its account, from the date hereof in the case of each Bank listed on the signature pages hereto, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of any other Lender, until the Termination Date, payable (on the basis of the actual number of days elapsed and a year of 360 days) on the last Business day of March, June, September and December in each year and on the Termination Date, at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances then determined to be in effect for such Borrower plus, during any period from the occurrence of an Event of Default under Section 7.1(a), to the day when such Event of Default shall be cured or waived, 2% per annum.

(c)  The Borrowers shall pay to the Administrative Agent, for its own account and for the account of the Lenders such other fees as have been or may from time to time be agreed between them in writing.

(d)  Any change in the Facility Fee or letter of credit risk participation fee caused by a change in the Applicable Rating Level shall take effect at the time such change in the Applicable Rating Level shall occur.

(e)  Each Borrower shall pay to the LC Bank a fronting fee and such other fees as such Borrower and the LC Bank shall agree to from time to time in writing.

SECTION 2.4.  Optional Reduction of the Commitments.

(a)  Cinergy shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Commitments by either terminating in whole or in part the Total Commitment as Cinergy may specify in such notice; provided, that:

(i)                                     each such partial reduction shall be in the aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof and shall reduce ratably and permanently the amount then in effect of (A) the Commitments and (B) the Total Commitment, as specified by Cinergy ;

(ii)                                  any such reduction shall be accompanied by (i) the prepayment of Advances, together with all interest thereon accrued to the date of such prepayment or repayment on the amount prepaid or repaid and, in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 2.15 and/or (ii) in the case of any LC Outstandings, the deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, in each case to the extent, if any, that the Outstanding Extensions of Credit exceed the amount of the Total Commitment as proposed to be reduced; and

(iii)                               Cinergy shall not have the right to reduce the Total Commitment to an amount less than the aggregate then existing LC Outstandings.

(b)  CG&E shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to permanently reduce or terminate the CG&E Sublimit in whole or in part as CG&E may specify in such notice; provided that:

(i)                                     each such partial reduction shall be in the aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof;

(ii)                                  any such reduction shall be accompanied by (i) the prepayment of Advances, together with all interest thereon accrued to the date of such prepayment or repayment on the amount prepaid or repaid and, in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 2.15 and/or (ii) in the case of any LC Outstandings, the deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, in each case to the extent, if any, that the CG&E Outstanding Extensions of Credit exceed the amount of the CG&E Sublimit as proposed to be reduced; and

(iii)                               CG&E shall not have the right to reduce the CG&E Sublimit to an amount less than the aggregate then existing LC Outstandings with respect to Letters of Credit issued for its account.

(c)  PSI Energy shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to permanently reduce or terminate the PSI Energy Sublimit in whole or in part as PSI Energy may specify in such notice; provided that:

(i)                                     each such partial reduction shall be in the aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof;

(ii)                                  any such reduction shall be accompanied by (i) the prepayment of Advances, together with all interest thereon accrued to the date of such prepayment or repayment on the amount prepaid or repaid and, in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 2.15 and/or (ii) (ii) in the case of any LC Outstandings, the deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, in each case to the extent, if any, that the PSI Energy Outstanding Extensions of Credit exceed the amount of the PSI Energy Sublimit as proposed to be reduced; and

(iii)                               PSI Energy shall not have the right to reduce the PSI Energy Sublimit to an amount less than the aggregate then existing LC Outstandings with respect to Letters of Credit issued for its account.

(d)  ULH&P shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to permanently reduce or terminate the ULH&P Sublimit in whole or in part as ULH&P may specify in such notice; provided that:

(i)                                     each such partial reduction shall be in the aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof;

(ii)                                  any such reduction shall be accompanied by (i) the prepayment of Advances, together with all interest thereon accrued to the date of such prepayment or repayment on the amount prepaid or repaid and, in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 2.15 and/or (ii) (ii) in the case of any LC Outstandings, the deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, in each case to the extent, if any, that the ULH&P Outstanding Extensions of Credit exceed the amount of the ULH&P Sublimit as proposed to be reduced; and

(iii)                               ULH&P shall not have the right to reduce the ULH&P Sublimit to an amount less than the aggregate then existing LC Outstandings with respect to Letters of Credit issued for its account.

SECTION 2.5.  Mandatory Reduction of CG&E Sublimit; Increase in ULH&P Sublimit.

(a)  The CG&E Sublimit shall, upon the disposition by CG&E or its Subsidiaries of all or substantially all of the generation assets of CG&E and its Subsidiaries, other than to a direct or indirect wholly-owned Subsidiary of CG&E, be permanently reduced to $250,000,000. Such reduction shall be accompanied by (i) the prepayment of Advances, together with all interest thereon accrued to the date of such prepayment or repayment on the amount prepaid or repaid and, in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 2.15, and/or (ii) the deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, in each case to the extent, if any, that the CG&E Outstanding Extensions of Credit exceed the amount of the CG&E Sublimit, as reduced.  Notwithstanding the above, the CG&E Sublimit shall not be reduced if the Consolidated Net Worth of CG&E following such disposition of generation assets is at least $1,000,000,000.

(b)  The ULH&P Sublimit may be increased to $100,000,000 upon receipt by the Administrative Agent of a notice from a Responsible Officer of ULH&P certifying that the transactions described in Schedule 2.5(b) have been consummated.

SECTION 2.6.  Repayment of Advances; Prepayment.

(a)  Each Borrower shall repay the outstanding principal amount of all Advances made to it no later than the Termination Date.

(b)  Each Borrower may upon notice given by such Borrower to the Administrative Agent via facsimile transmission in accordance with Section 9.2 hereof not later than 11:00 A.M. (New York City time) on the Business Day that is: (i) three Business Days prior to the proposed prepayment of Eurodollar Rate Advances, or (ii) one Business Day prior to the proposed prepayment of Base Rate Advances, stating the proposed date and aggregate principal amount of the prepayment and if such notice is given such

Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (A) each partial prepayment shall be in an aggregate principal amount not less than $3,000,000 or any integral multiple of $1,000,000 in excess thereof and (B) in the case of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.14 on the date of such prepayment.

(c)  Until such time as any Borrower designates all or a portion of its Maximum Borrowing Amount as “long-term” pursuant to a notice (each, a “Long-Term Debt Designation”) substantially in the form of Exhibit F hereto, each Borrower designates that Advances made to such Borrower which have not been designated as long term shall be repayable within 365 days from the date of the Advance.  Any such Long-Term Debt Designation may designate any outstanding Advance made to such Borrower as a long-term loan, repayable more than 365 days from the date of the Advance but no later than the Termination Date.  Designation of any outstanding Advance as long-term shall not affect the Type of such Advance or the Interest Rate Period applicable thereto.

SECTION 2.7.  Conversion and Continuation Options.

(a)  The Borrower may elect from time to time to convert Eurodollar Rate Advances to Base Rate Advances by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day of the proposed conversion date, provided that any such conversion of Eurodollar Rate Advances may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Advances to Eurodollar Rate Advances by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, three Business Days prior to the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Advance may be converted into a Eurodollar Rate Advance when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b)  Any Eurodollar Rate Advance may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the last day of the then current Interest Period, of the length of the next Interest Period to be applicable to such Advances, provided that no Eurodollar Rate Advance may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

SECTION 2.8.  Interest on Advances.

Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it by each Lender under the Total Commitment from the date such Advance is made until such principal amount shall be paid in full, at the following rates per annum:

(a)  Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time and (ii) the Applicable Margin, payable on the last Business Day of each March, June, September and December to occur while such Advance is outstanding and on the date such Base Rate Advance shall be paid in full; provided, however, that any amount of principal or interest which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum plus the Base Rate in effect from time to time.

(b)  Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period plus (ii) the Applicable Margin, payable on the last day of such Interest Period, and also, in the case of any Interest Period of six months’ duration, on that day of the third month of such Interest Period which corresponds with the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such third month); provided, however, that any amount of principal or interest which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due.

SECTION 2.9.  Additional Interest on Eurodollar Rate Advances.

Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance made to it by such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the difference obtained by subtracting (a) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Advance from (b) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the LIBOR Reserve Percentage of such Lender for such Interest Period or such term, as the case may be, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to such Borrower through the Administrative Agent.

SECTION 2.10.  Interest Rate Determination.

The Administrative Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.8(a) or Section 2.8(b).

SECTION 2.11.  Increased Costs; Capital Adequacy.

(a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, or of participating in the issuance, maintenance or funding of any Letter of Credit or any Unreimbursed LC Disbursement, or (B) the cost to the LC Bank of issuing or maintaining any Letter of Credit or any Unreimbursed LC Disbursement, then the relevant Borrower shall from time to time, upon demand by such Lender or the LC Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the LC Bank, as the case may be, additional amounts sufficient to compensate such Lender or the LC Bank, as the case may be, for such increased cost.

(b)  If any Lender or the LC Bank determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, any Person controlling such Lender or the LC Bank, whether directly, or indirectly as a result of commitments of any such Person controlling such Lender or the LC Bank (but without duplication), and (ii) the amount of such capital is increased by or based upon (A) the existence of such Lender’s or the LC Bank’s commitment to lend or issue or participate in any Letter of Credit hereunder, or (B) the participation in or issuance or maintenance of any Letter of Credit or Advance or (C) other similar such commitments hereunder, then, upon demand by such Lender, such Person controlling such Lender or the LC Bank, the relevant Borrower shall immediately pay to the Administrative Agent for the account of such Lender or the LC Bank from time to time as specified by such Lender or the LC Bank additional amounts sufficient to compensate such Lender, such Person controlling such Lender or the LC Bank in the light of such circumstances, to the extent that such Lender, such Person controlling such Lender or the LC Bank reasonably determines such increase in capital to be allocable to the transactions contemplated hereby.

(c)  Each Borrower’s obligations under this Section 2.11 shall survive the repayment of all amounts owing to the Lenders, the LC Bank and the Administrative Agent under the Financing Documents and the termination of the Commitments.

SECTION 2.12.  Payments and Computations.

(a)  Each Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars and without offset or counterclaim to the Administrative Agent at its address referred to in Section 9.2 in same day funds, and, in the case of a payment made to the Administrative Agent for the account of the Lenders, such payment shall be deemed to have been received by the Lenders upon receipt thereof by the Administrative Agent. The Administrative Agent will promptly thereafter cause to be distributed like funds to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b)  All computations of interest based on the Base Rate (when based on the prime rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or Federal Funds Rate (including the Base Rate when based on the Federal Funds Rate) shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.9 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent (or, in the case of Section 2.9, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable or contemplated hereunder, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13.  Taxes.

(a)  Any and all payments by the Borrowers hereunder shall be made, in accordance with Section 2.12, free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, taxes on overall capital and franchise or capital taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes (as defined below) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.13 at all times during the continuance of this agreement or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)  In addition, each Borrower agrees to pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If such Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure; provided no Borrower shall be liable hereunder for any incremental taxes, interest or penalties resulting from the failure to pay when due any Non-Excluded Taxes or Other Taxes imposed directly on the Administrative Agent or any Lender if such Borrower shall not have received written notice at least five Business Days prior to the due date thereof.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c)

of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.  The Lenders and the Administrative Agent use commercially reasonable efforts to avoid or mitigate any tax, duty or charge for which the Borrower may be liable under this Section 2.13.

SECTION 2.14.  Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of principal or interest in respect of Advances owing to it or on account of any fee, expense, indemnification or other obligation payable by any Borrower to such Lender hereunder (other than pursuant to Sections 2.2(c)(i), 2.9, 2.11, 2.13, 2.16 and 9.7) and the ratio of the amount of such payment (a “non-pro rata payment”) to the total amount of such interest, principal, fee, expense, indemnification or other obligation then payable to it shall exceed the ratio of the amount of the payment substantially coincidentally received by any other Lender on account of principal or interest, in respect of such other Lender’s Advances or such fee, expense, indemnification or other obligation to the total amount of such interest, principal, fee, expense, indemnification or other obligation then payable to such other Lender (a Lender being entitled to assume, in the absence of knowledge to the contrary, that a payment received from the Administrative Agent pursuant to Section 2.12(a) is not a non-pro rata payment), such Lender shall forthwith purchase from each such other Lender such participation or participations in the right of each such other Lender to receive such principal, interest, fee, expense, indemnification or other obligation as shall be necessary to cause such purchasing Lender to share such non-pro rata payment ratably (relative to the amounts of such principal, interest, fee, expense, indemnification or other obligation payable at the date of the obtaining of such non-pro rata payment to such Lender and each such other Lender, respectively, unless the relevant Lenders shall agree as to another basis for sharing), provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of

(a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15.  Funding Indemnity.

Each Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders from any loss or expense which they or any of them may sustain or incur as a result of:

(a)  the failure of such Borrower to make a Borrowing or a conversion into or continuation of Eurodollar Rate Advances after having notified the Administrative Agent of its intention to do so in accordance with Section 2.2 or 2.7, as applicable (whether by reason of such Borrower’s election not to proceed with, or the non-fulfillment of any applicable condition precedent to, such Borrowing);

(b)  the failure by such Borrower to prepay any Advance or make any conversion from Eurodollar Rate Advances after giving notice of its intention to do so pursuant to Section 2.6(b) or 2.7(a), as applicable;

(c)  the repayment or prepayment of any Advance in whole or in part by such Borrower other than (i) on the last day of the Interest Period applicable thereto, in the case of a Eurodollar Rate Advance or (ii) on the date specified in a notice given in accordance with Section 2.6(b) in the case of any Advance; or

(d)  the failure by such Borrower to pay the principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or otherwise), including but not limited to any such loss or expense arising from interest, fees or other amounts payable by the Administrative Agent or any of the Lenders to lenders of funds obtained by them in order to make and maintain the Advances hereunder.

SECTION 2.16.  Notice of Amounts Payable; Mitigation Obligations; Replacement of Lenders.

(a)  In the event that the LC Bank or any Lender becomes aware that any amounts are or will be owed to it pursuant to Section 2.11, 2.13, or 2.15, then it shall promptly notify the relevant Borrower thereof and, as soon as possible thereafter, such Lender shall submit such Borrower a certificate indicating the amount owing to it and the calculation thereof.  The amounts set forth in such certificate shall be prima facie evidence of the obligations of the Company hereunder; provided, however, that the failure of the Company to pay any amount owing to any Lender pursuant to subsection 2.11, 2.13 or 2.15 shall not be deemed to constitute a Default or an Event of Default hereunder to the extent that the relevant Borrower is contesting in good faith its obligation to pay such amount by ongoing discussions diligently pursued with such Lender or by appropriate proceedings.  The Borrowers shall not be required to compensate a Lender pursuant to Section 2.11, 2.13, or 2.15 suffered more than 180 days prior to the date that such Lender notifies the relevant Borrower of the circumstances giving rise to such additional amount owed and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such additional amount is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(b)  If any Lender requests compensation under Section 2.11, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c)  If any Lender shall (i) fail to repay within five Business Days of the date of the requested Advance any amounts owing by such Lender pursuant to Section 2.2(d), (ii) make any claim for compensation pursuant to Section 2.11 or 2.13 hereunder, or (iii) decline to consent to any waiver or amendment of, or departure from, the terms of this Agreement described in the first proviso to Section 9.1 (any such Lender described in clause (i), (ii) or (iii) being herein referred to as an “Affected Lender”), such Borrower shall have the right to replace such Affected Lender by causing such Affected Lender to enter into one or more Assignments and Acceptances (the terms of which shall be reasonably acceptable to such Affected Lender) in respect of its entire Commitment, the Advances held by it and all other amounts owing to it in respect thereof (including pursuant to Section 2.15, unless paid by such Borrower directly) with one or more banks or other financial institutions selected by such Borrower with the consent of the Administrative Agent (not to be unreasonably withheld) and the LC Bank (which consent may be granted or withheld in the sole discretion of the LC Bank).  The effective date of any such Assignment and Acceptance shall be such date as may be selected by such Borrower and the relevant assignee(s), and all other matters relating to such Assignment and Acceptance shall be governed by Section 9.7 hereof.  Each Lender agrees to enter into any such Assignments and Acceptances as may be required by this Section (assuming the same are properly and accurately completed) in the event such Lender becomes an Affected Lender.

SECTION 2.17.  Total Commitment Increase.

Cinergy may, at any time by written notice to the Administrative Agent, propose an increase in the Total Commitment (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment a Person which is not then a Lender hereunder (each a “New Lender”), subject, in the case of a New Lender to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the LC Bank (which consent may be granted or withheld in the sole discretion of the LC Bank), which notice shall specify the name of each Increasing Lender and/or New Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or New Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Effective Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Termination Date); provided, that:

(a)                                  the minimum amount of the increase of the Commitment of any Increasing Lender, and the minimum amount of the Commitment of any New Lender, as part of any Commitment Increase shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(b)                                 immediately after giving effect to any Commitment Increase, the Total Commitment hereunder shall not exceed $2,500,000,000;

(c)                                  no Default or Event of Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase;

(d)                                 the Administrative Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors or the Executive Committee of the Board of Directors of Cinergy authorizing the borrowings contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of Cinergy and (ii) from any New Lender, any administrative information reasonably requested from the Administrative Agent; and

(e)                                  as of any Commitment Increase Effect Date the representations and warranties contained in Section 5.1 are true and correct in all material respects, as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each New Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of Cinergy stating that the conditions with respect to such Commitment Increase under this Section 2.17 have been satisfied and (B) an agreement, in form and substance reasonably satisfactory to Cinergy and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased and/or each such New Lender shall undertake a Commitment, duly executed by such Increasing Lender or New Lender, as the case may be, and the Borrowers and acknowledged by each Person for whom consent is required.  Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or New Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement and give prompt notice of the relevant Commitment Increase to the Borrowers and the Lenders (including, if applicable, each New Lender).  On each Commitment Increase Date, in the event Advances are then outstanding, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as such Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the Advances to be held ratably by all Lenders in accordance with their respective Commitments, (ii) the Borrowers shall be deemed to have prepaid and reborrowed all outstanding Advances as of such Commitment Increase Date (with such borrowing to consist of the Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower in accordance with the requirements hereof and (iii) Cinergy shall pay to the relevant Lenders the amounts, if any, payable under Section 2.15 as a result of such prepayment.  Notwithstanding the foregoing, no Lender shall be under any obligation to increase the amount of its Commitment, and each Lender may, in its sole discretion, decline a proposition to increase its Commitment.

SECTION 2.18.  Extension of Termination Date.

On two occasions, not more than 60 days and not less than 45 days, prior to each anniversary of the Effective Date prior to and including the Termination Date then in effect, the Borrower may by written notice to the Administrative Agent request that the Termination Date be extended for an additional one-year period.  Each Lender may, in its sole discretion, agree or decline the requested extension.  The Termination Date as to the Commitment of each consenting Lender shall be extended for an additional one-year period as of the date of such anniversary of the Effective Date, subject to (a) the consent of the Required Lenders to each such extension request and (b) the following statements made by each Borrower to the extent applicable to it shall be true and correct as of the date of such request (and the giving of the applicable notice shall constitute a representation and warranty that such statements are true and correct as of such date):  (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties contained in Section 5.1 shall be true and correct in all material respects.  The Borrower shall be permitted to replace any non-consenting Lender with a bank or financial institution acceptable to the Administrative Agent and the LC Bank; provided that after giving effect to any extension of the Termination Date, the outstanding Extensions of Credit shall not exceed the Total Commitment then in effect.

ARTICLE III
LETTERS OF CREDIT

SECTION 3.1.  LC Bank.

(a)  Subject to the terms and conditions hereof, each Borrower may from time to time request Barclays, as LC Bank, to issue one or more Letters of Credit hereunder for the account of the requesting Borrower. Any such request by any Borrower shall be notified to the Administrative Agent at least two Business Days prior to the date upon which such Borrower proposes that the LC Bank issue such Letter of Credit. At no time, as a result of the issuance of any Letter of Credit hereunder, shall (i) the aggregate face amount of all Letters of Credit outstanding exceed the LC Sublimit then in effect, (ii) the Outstanding Extensions of Credit exceed the Total Commitment then in effect, (iii) the CG&E Outstanding Extensions of Credit exceed the CG&E Sublimit, (iv) the PSI Energy Outstanding Extensions of Credit exceed the PSI Sublimit then in effect or (v) the ULH&P Outstanding Extensions of Credit exceed the ULH&P Sublimit then in effect.

SECTION 3.2.  Letters of Credit.

Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the LC Bank. Each such notice (a “Request for Issuance”) shall specify (a) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall not be later than (i) the Termination Date, in the case of any Letter of Credit issued during the period from the Effective Date until the date that is the fourth anniversary thereof and (ii) one year from the date of issuance of such Letter of Credit, in the case of any Letter of Credit issued after the date which is the fourth anniversary of the Effective Date; provided that no Letter of Credit issued on or after the date which is 90 days prior to the Termination Date shall have a stated expiry date which is later than the Termination Date), (b) the proposed stated amount of such Letter of Credit and (c) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the relevant Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. If the LC Bank shall have approved the form of such Letter of Credit (or such extension, modification or amendment thereof), the LC Bank shall not later than 11:00 A.M. (New York City time) on the proposed date specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and as otherwise agreed to between the LC Bank and the relevant Borrower, issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent. The Administrative Agent shall furnish (x) to each Lender, a copy of such notice and (y) to each Lender that may so request, a copy of such Letter of Credit.

SECTION 3.3.  Reimbursement on Demand.

Subject to the provisions of Section 3.4 hereof, each Borrower hereby agrees to pay (whether with the proceeds of Advances made pursuant to this Agreement or otherwise) to the LC Bank on demand (a) on and after each date on which the LC Bank shall pay any amount under any Letter of Credit issued for its account a sum equal to such amount so paid (which sum shall constitute a demand loan from the

LC Bank to such Borrower from the date of such payment by the LC Bank until so paid by such Borrower), plus (b) interest on any amount remaining unpaid by such Borrower to the LC Bank under clause (a), above, from the date such amount becomes payable on demand until payment in full, at a rate per annum which is equal to 2% plus the then applicable Base Rate until paid in full.

SECTION 3.4.  Advances for Unreimbursed LC Disbursements.

If the LC Bank shall make any payment under any Letter of Credit and if the conditions precedent set forth in Section 4.2 of this Agreement have been satisfied as of the date of such honor, then, each Lender’s payment made to the LC Bank pursuant to Section 3.5 hereof in respect of such Unreimbursed LC Disbursement shall be deemed to constitute a Base Rate Advance made for the account of such Borrower by such Lender.

SECTION 3.5.  Participation; Reimbursement of LC Bank.

(a)  Upon the issuance of any Letter of Credit by the LC Bank, the LC Bank hereby sells and transfers to each Lender, and each Lender hereby acquires from the LC Bank, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in and to such Letter of Credit, including the obligations of the LC Bank under and in respect thereof and the relevant Borrower’s reimbursement and other obligations in respect thereof, whether now existing or hereafter arising.

(b)  If the LC Bank shall not have been reimbursed in full for any payment made by the LC Bank under any Letter of Credit on the date of such payment, the LC Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of such non-reimbursement and the amount thereof. Upon receipt of such notice from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of the LC Bank an amount equal to such Lender’s Commitment Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by the LC Bank to the date of payment to the LC Bank by such Lender. All such payments by each Lender shall be made in United States dollars and in same day funds not later than 3:00 P.M. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by the LC Bank and (ii) the Business Day on which such Lender shall have received notice of such non-reimbursement; provided, however, that if such notice is received by such Lender later than 11:00 A.M. (New York City time) on such Business Day, such payment shall be payable on the next Business Day. Each Lender agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If a Lender shall have paid to the LC Bank its ratable portion of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subsection (b), such Lender shall be entitled to receive its ratable share of all interest paid by the relevant Borrower in respect of such Unreimbursed LC Disbursement. If such Lender shall have made such payment to the LC Bank, but without all such interest thereon required by the second sentence of this subsection (b), such Lender shall be entitled to receive its ratable share of the interest paid by the relevant Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subsection (b).

(c)  The failure of any Lender to make any payment to the LC Bank in accordance with subsection (b) above, shall not relieve any other Lender of its obligation to make payment, but neither the LC Bank nor any Lender shall be responsible for the failure of any other Lender to make such payment. If any Lender shall fail to make any payment to the LC Bank in accordance with subsection (b) above, then such Lender shall pay to the LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to the LC Bank at the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(d)  If any Lender shall fail to make any payment to the LC Bank in accordance with subsection (b) above, then, in addition to other rights and remedies which the LC Bank may have, the Administrative Agent is hereby authorized, at the request of the LC Bank, to withhold and to apply to the payment of such amounts owing by such Lender to the LC Bank and any related interest, that portion of any payment received by the Administrative Agent that would otherwise be payable to such Lender. In furtherance of the foregoing, if any Lender shall fail to make any payment to the LC Bank in accordance with subsection (b), above, and such failure shall continue for five Business Days following written notice of such failure from the LC Bank to such Lender, the LC Bank may acquire, or transfer to a third party in exchange for the sum or sums due from such Lender, such Lender’s interest in the related Unreimbursed LC Disbursement and all other rights of such Lender hereunder in respect thereof, without, however, relieving such Lender from any liability for damages, costs and expenses suffered by the LC Bank as a result of such failure, and prior to such transfer, the LC Bank shall be deemed, for purposes of Section 2.14 and Article VII hereof, to be a Lender hereunder owed an Advance in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such LC Bank pursuant to Section 3.5(b), above. The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Lender and shall be entitled to receive all subsequent payments which the LC Bank or the Administrative Agent would otherwise have made hereunder to such Lender in respect of such interest.

SECTION 3.6.  Obligations Absolute.

The payment obligations of each Lender under Section 3.5(b) and of each Borrower under Section 3.3 of this Agreement in respect of any payment under any Letter of Credit and any Advance made under Section 3.4 shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)  any lack of validity or enforceability of any Financing Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(b)  any amendment or waiver of, or any consent to departure from, all or any of the Financing Documents;

(c)  the existence of any claim, set-off, defense or other right which the relevant Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the LC Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(d)  any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)  payment in good faith by the LC Bank under the Letter of Credit issued by the LC Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(f)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.7.  Liability of LC Bank and the Lenders.

Each Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit issued for its account. Neither the LC Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the LC Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that such Borrower or any Lender shall have the right to bring suit against the LC Bank, and the LC Bank shall be liable to such Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower or such Lender which such Borrower or such Lender proves were caused by the LC Bank’s willful misconduct or gross negligence, including the LC Bank’s failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by the LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify such Borrower for damages caused by the LC Bank’s willful misconduct or gross negligence, and the obligation of such Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of the LC Bank.

SECTION 3.8.  Cash Collateralization of Letters of Credit.

If any Letters of Credit issued under this Article III shall remain outstanding as of the Termination Date as permitted by Section 3.2, each relevant Borrower shall, (a) not less than ten days prior to the Termination Date, deliver a notice to Administrative Agent and the LC Bank identifying each such Letter of Credit, including the respective amounts, not to exceed $50,000,000 in the aggregate, and stated expiry dates thereof and (b) not less than five Business Days prior to the Termination Date, deposit in cash in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent and the LC Bank, an amount equal to the LC Outstandings with respect to such Letters of Credit, which Letters of Credit shall be permitted to remain outstanding after the Termination Date.  The obligations of the Lenders under this Article III with respect to any such Letters of Credit shall expire on the Termination Date; provided, however, the obligations of such Borrower under this Article III in respect of such Letters of Credit shall survive the Termination Date and shall remain in effect until no such Letters of Credit remain outstanding.

SECTION 3.9.  Existing Letters of Credit.

Each of the letters of credit described on Schedule 3.9 hereto shall be deemed to be issued and outstanding under this Agreement on and as of the Effective Date.

ARTICLE IV
CONDITIONS PRECEDENT

SECTION 4.1.  Conditions Precedent to Effective Date.

This Agreement shall not become effective, and no Extensions of Credit shall be made hereunder, unless all of the conditions precedent set forth in this Section 4.1 shall have been satisfied:

(a)  The Administrative Agent shall have received, with a copy for each Bank:

(i)                                     the certificate or articles of incorporation, as then in effect, of each Borrower, certified by the Secretary or an Assistant Secretary of such Borrower on the Effective Date;

(ii)                                  (A) a certificate of good standing of each Borrower (other than PSI Energy) from its state of incorporation and (B) satisfactory evidence of the status of PSI Energy as a duly organized and validly existing corporation under the laws of the State of Indiana, dated, in each case, as of a recent date;

(iii)                               the by-laws, as then in effect, of each Borrower, certified by the Secretary or an Assistant Secretary of such Borrower on the Effective Date;

(iv)                              the resolutions of the Board of Directors of each Borrower, authorizing the execution and delivery of each Financing Document to which it is a party, and the continuing performance of the Financing Documents and the Borrowings herein provided for, certified by a Secretary or Assistant Secretary of such Borrower on the Effective Date;

(v)                                 certified copies of all documents evidencing other necessary corporate action and governmental and regulatory approvals required to be obtained by each Borrower in connection with the execution and delivery of the Financing Documents, and the continuing performance of the Financing Documents and the Borrowings herein provided for, certified by the Secretary or an Assistant Secretary of such Borrower on the Effective Date; and

(vi)                              a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Effective Date, certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the other documents and instruments contemplated by this Agreement.

(b)  The Administrative Agent shall have received the Notes payable by each of the Borrowers to the order of each Bank with respect to its proportionate share of the Commitments.

(c)  The Administrative Agent shall have received favorable opinions, dated the Effective Date, of:

(i)                                     J. William DuMond, Esq., Senior Counsel of the Borrowers, in substantially the form of Exhibit C; and

(ii)                                  Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit D hereto.

(d)                                 The following statements shall be true and the Administrative Agent shall have received, with a copy for each of the Banks, a certificate of a Responsible Officer of each Borrower, dated as of the Effective Date, stating that:

(i)                                     the representations and warranties set forth in Section 5.1 of this Agreement are true and correct on and as of the Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true as of such other date), and

(ii)                                  no event has occurred and is continuing that constitutes a Default or an Event of Default.

(e)  The Borrowers shall have paid all fees under or referenced in Section 2.3 hereof, to the extent then due and payable.

(f)  The commitments of the lenders under the Existing Credit Agreements shall have been terminated, no extensions of credit (other than the Existing Letters of Credit) and no interest thereon shall be outstanding or other amounts be due and owing thereunder.

(g)  The Administrative Agent shall have received such other approvals, opinions or documents as any Bank through the Administrative Agent may reasonably request.

SECTION 4.2.  Conditions Precedent to All Extensions of Credit.

The several obligations of the Lenders to make any Extension of Credit and of the LC Bank to issue any Letter of Credit hereunder are subject to the satisfaction of the following conditions precedent:

The following statements made by each Borrower to the extent applicable to it and with respect to Extensions of Credit made to it shall be true on the date such Extension of Credit is made (and the giving of the applicable Notice of Borrowing and the issuance by the LC Bank of any Letter of Credit at the request of any Borrower shall constitute a representation and warranty by such Borrower that such statements are true on the date such Extension of Credit is made):

(i)                                     The representations and warranties of such Borrower contained in Section 5.1 (other than the representations and warranties contained in paragraphs (e), (f) and (k) thereof which shall be deemed made only as of the Effective Date) are true and correct in all material respects on and as of the date such Extension of Credit is made, before and after giving effect to such Extension of Credit and to the application of the proceeds thereof, as though made on and as of such date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct in all material respects as of such other date);

(ii)                                  No event has occurred and is continuing, or would result from such Extension of Credit or the application of the proceeds thereof, which constitutes an Event of Default or a Default by such Borrower or its Subsidiaries (other than, in the case of CG&E, ULH&P); and

(iii)                               After giving effect to such Extension of Credit and the application of the proceeds thereof, the Outstanding Extensions of Credit do not exceed the Total Commitment, as determined on the date such Extension of Credit is made and (A) in the case of an Extension of Credit to CG&E, the CG&E Outstanding Extensions of Credit do not exceed the CG&E Sublimit;  (B) in the case of an Extension of Credit to PSI Energy, the PSI Energy Outstanding Extensions of Credit do not exceed the PSI Energy Sublimit; and (C) in the case of an Extension of Credit to ULH&P, the ULH&P Outstanding Extensions of Credit do not exceed the ULH&P Sublimit.

SECTION 4.3.  Reliance on Certificates.

The Administrative Agent and the Lenders shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of Borrowers as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.1.  Representations and Warranties of the Borrowers.

Each Borrower, severally but not jointly, hereby represents and warrants as follows:

(a)  Each of such Borrower and its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except any such jurisdiction where the failure to so qualify would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on such Borrower and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on such Borrower.

(b)  Such Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Financing Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Financing Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Financing Documents to which it is a party, except for consents, authorizations or filings which have been obtained or made, as the case may be, and are in full force and effect. Each Financing Document to which such Borrower is a party has been duly executed and delivered on behalf of such Borrower.  Each Financing Document to which it is or becomes a party upon execution will constitute a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)  The execution, delivery and performance of the Financing Documents to which it is a party, the borrowings and other Extensions of Credit hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law or Contractual Obligation of such Borrower or of any of its Subsidiaries, except for such violations, if any, as would not result in a Material Adverse Effect on such Borrower, and (ii) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(d)                           (i) The consolidated balance sheets of Cinergy, CG&E, PSI Energy, ULH&P and their respective consolidated Subsidiaries, each as at December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to the Administrative Agent and each Bank, are complete and correct in all material respects and present fairly the consolidated financial condition of such Borrower and its consolidated Subsidiaries as of such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

(ii)                                  The consolidated balance sheets of Cinergy, CG&E, PSI Energy, ULH&P and their respective consolidated Subsidiaries, and the related consolidated statements of income and cash flows, each most recently delivered pursuant to Section 6.1(a) are complete and correct in all material respects and present fairly the consolidated financial condition and the consolidated results of operations and consolidated cash flows of such Borrower and its consolidated Subsidiaries as at and for the periods ended on the dates therein indicated.

(iii)                               All such financial statements referred to in subsection (i) and subsection (ii), above, as they relate to such Borrower, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by Deloitte & Touche LLP (or such other nationally recognized firm of independent certified public accountants) or a Responsible Officer, as the case may be, and as disclosed therein) and, in the case of quarterly financial statements, subject to normal year end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes).

(e)  Except as disclosed in any Disclosure Document, since December 31, 2004, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect on such Borrower.

(f)  Except as set forth in the financial statements referred to in Section 5.1(d)(i) or in any Disclosure Document, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower or any of its consolidated Subsidiaries, threatened by or against such Persons or against any of its or their respective properties or revenues which would reasonably be expected to have a Material Adverse Effect on such Borrower.

(g)  Each of such Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of such Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or other charges (A) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or its Subsidiaries, as the case may be, or (B) the failure to pay which, when aggregated, would not reasonably be expected to have a Material Adverse Effect on such Borrower).

(h)  No part of the proceeds of any Advances will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of such regulations of such Board of Governors.

(i)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.  Except to the extent that it would not reasonably be expected to have a Material Adverse Effect on such Borrower, neither such Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Code.  Each Plan (other than any Multiemployer Plan) complies in form and operation with the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect.

(j)  Such Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Other than the Public Utility Holding Company Act of 1935, as amended, such Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

(k)  Except as disclosed in any Disclosure Document, such Borrower has complied with all Environmental Laws and has obtained, maintained and complied with all permits, licenses and other approvals required under any Environmental Law except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect on such Borrower.

ARTICLE VI
COVENANTS OF THE BORROWERS

SECTION 6.1.  General Affirmative Covenants of the Borrowers.

So long as this Agreement shall remain in effect, any Advance or any other amount due hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, each Borrower, severally but not jointly, hereby agrees that it will, and (except in the case of delivery of financial information, reports and notices) will cause each of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

(a)  Reporting Requirements. Furnish to each Lender (it being understood that to the extent that such Borrower’s reports on Form 10-Q or Form 10-K set forth the information called for in subsection (i) or (ii), respectively, the delivery of such reports shall be deemed to satisfy the requirements of such subsections):

(i)                                     as soon as available, and in any event within 75 days after the end of each of the first three quarters of each fiscal year of such Borrower, the consolidated balance sheets of such Borrower and its consolidated Subsidiaries, in each case as of the end of such quarter, and the related unaudited consolidated statements of income and changes in cash flows for such portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (except that, in the case of the unaudited consolidated balance sheets, comparison is between the figures as of the fiscal quarter then ended versus the figures as of the immediately preceding fiscal year-end), certified by a Responsible Officer of such Borrower as having been prepared in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.1(d);

(ii)                                  as soon as available, and in any event within 120 days after the end of each fiscal year of such Borrower, after filing such information on Form-10-K with the Securities and Exchange Commission, a copy of the consolidated balance sheets of such Borrower, and its consolidated Subsidiaries as at the end of such year, and the related consolidated statements of income, changes in common equity and cash flows for such year, certified by Deloitte & Touche LLP (or such other nationally recognized firm of independent certified public accountants) as having been prepared in accordance with GAAP, and setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;

(iii)                               within five days after the same are filed, copies of all reports on Form 8-K (or any successor form) which such Borrower or any its consolidated Subsidiaries may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(iv)                              as soon as possible and in any event within five Business Days after obtaining knowledge of the occurrence of any Event of Default or Default by such Borrower or any of its Subsidiaries continuing on the date of such statement, the statement of the Treasurer or an Assistant Treasurer of such Borrower setting forth details of such Event of Default or Default and the action which such Borrower proposes to take with respect thereto;

(v)                                 promptly after becoming aware thereof, notice as to the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect on such Borrower;

(vi)                              to the extent not otherwise disclosed by such Borrower in a report on Form 10-K, Form 10-Q or Form 8-K to be filed with the Securities and Exchange Commission, promptly after becoming aware thereof, notice as to any development or event which has had or would reasonably be expected to have a Material Adverse Effect on such Borrower;

(vii)                           promptly after becoming aware thereof, notice as to each decrease or increase in the Reference Ratings of any of the Rating Agencies; and

(viii)                        simultaneously with any delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of such Borrower (A) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 6.2(d) on the date of such financial statements and (B) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto.

Documents required to be delivered pursuant to subparagraphs (i), (ii) or (iii) of this Section 6.1(a) shall be deemed to have been delivered on the date on which such items are posted on the Securities and Exchange Commission’s website on the Internet at www.sec.gov, provided such Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders) and documents required to be delivered pursuant to subparagraph (viii) of this Section 6.1(a) shall be deemed to have been delivered as of the date on which such documents are delivered to the Administrative Agent to be posted on such Borrowers’ behalf on the IntraLinks website at www.intralinks.com.  To the extent that any documents required to be delivered under this Section 6.1(a) pertain to more than one of the Borrowers, only one copy of such document shall be required to be delivered.

(b)  Compliance with Laws, Etc.  Comply in all material respects with all Requirements of Law, and all applicable rules, regulations and orders thereunder (including, without limitation, with respect to taxes, ERISA and Environmental Laws), noncompliance with which would reasonably be expected to have a Material Adverse Effect on such Borrower except Requirements of Law, rules, regulations and orders being contested in good faith and by proper proceedings.

(c)  Preservation of Corporate Existence, Etc. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.2(b) and except that any Subsidiary that is not a Material Subsidiary may cease to exist or maintain any such rights, privileges or franchises if such Borrower reasonably determines such cessation to be necessary, advisable or practical.

(d)  Taxes, Etc. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property; provided, however, that such Borrower or such Subsidiary, as the case may be, shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate procedures and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower or such Subsidiary, as the case may be, or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect on such Borrower.

(e)  Inspection of Property; Books and Records; Discussions. With respect to such Borrower and each of its Material Subsidiaries, keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP (except as not otherwise required to do so) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent and, if an Event of Default shall have occurred and be continuing, each Lender (subject to receipt by such Borrower of reasonable prior notice and such reasonable confidentiality agreement as may be required by such Borrower), to visit and inspect any of its properties and examine and make abstracts from any of its books and records, upon reasonable prior written notice, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of such Borrower and its Subsidiaries with officers and employees of such Borrower and its Subsidiaries.

(f)  Use of Proceeds. The Commitments, Letters of Credit and the proceeds of the Advances hereunder shall be used by such Borrower only in accordance with all Requirements of Law.  In addition, the proceeds of the Advances shall be used by such Borrower for general corporate purposes, including as liquidity support for such Borrower’s commercial paper program, if any.

SECTION 6.2.  Negative Covenants of the Borrowers.

So long as this Agreement shall remain in effect, any Advance or any other amount due hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, each Borrower, severally but not jointly, hereby agrees that it will not (and shall not permit any of its Subsidiaries to) without the prior written consent of the Required Lenders, directly or indirectly:

(a)  Liens, Etc. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(i)                                     Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(ii)                                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(iii)                               pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

(iv)                              deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)                                 easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Borrower or its Subsidiaries;

(vi)                              attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings to the extent covered by insurance or involving individually or in the aggregate, no more than $50,000,000 at any one time in excess of the applicable insurance coverage, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

(vii)                           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(viii)                        statutory Liens and rights of offset arising in the ordinary course of business of such Borrower and its Subsidiaries;

(ix)                                Liens on receivables and related assets subject to a Receivable Financing Transaction;

(x)                                   Liens securing obligations under Hedging Agreements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative purposes, provided that such Liens run in favor of a Lender hereunder or a Person who was, at the time of issuance, a Lender;

(xi)                                Liens on assets at the time such assets were transferred (whether directly or indirectly) to Borrowers or their Subsidiaries and were not created in anticipation thereof;

(xii)                             Liens on assets of any Subsidiary of such Borrower (other than, (A) in the case of Cinergy, CG&E, PSI Energy, ULH&P, and (B) in the case of CG&E, ULH&P) created to secure Indebtedness owing by such Subsidiary to such Borrower or to any other Subsidiary of such Borrower;

(xiii)                          Liens arising in connection with Financing Leases in an aggregate amount not to exceed (A) in the case of Cinergy, $350,000,000, (B) in the case of each of CG&E and PSI Energy, $175,000,00 and (C) in the case of ULH&P, $75,000,000 (determined in accordance with GAAP and in the same manner as the calculation of capitalized leases in a balance sheet of the Borrower);

(xiv)                         Liens securing Indebtedness incurred to finance or refinance the acquisition of assets acquired by such Borrower or any of its Subsidiaries on or after January 1, 2005, if such Indebtedness is incurred within 90 days following such acquisition; provided that such Liens shall be confined solely to the assets so acquired (and improvements and attachments thereto);

(xv)                            Liens securing Non-Recourse Debt of any Subsidiary of any Borrower incurred to replace financing provided directly or indirectly by such Borrower to such Subsidiary of such Borrower in the form of inter-company loans or equity contributions, so long as the net proceeds of such Non-Recourse Debt are contributed by such Subsidiary to such Borrower in repayment of such financing provided by such Borrower;

(xvi)                         Liens on assets existing at the time of the acquisition thereof by such Borrower or any Subsidiary of such Borrower; provided, that such Liens shall be confined solely to the assets so acquired;

(xvii)                      Liens resulting from legal proceedings being contested in good faith by appropriate proceedings by such Borrower or a Subsidiary of such Borrower and as to which such Borrower or such Subsidiary, as the case may be, shall have set aside on its books appropriate reserves in accordance with (and to the extent required by) GAAP;

(xviii)                   in the case of each of CG&E, PSI Energy and ULH&P, Liens existing or created under the CG&E First Mortgage Trust Indenture, PSI Energy First Mortgage Trust Indenture or ULH&P First Mortgage Trust Indenture, respectively; and

(xix)                           extensions, renewals or replacements of Liens permitted by the foregoing clauses (i) - (xviii) above.

(xx)                              Liens not otherwise permitted by the foregoing clauses of this Section 6.2(a) securing obligations in an aggregate principal or face amount at any date not to exceed, (A) in the case of each of Cinergy, CG&E and PSI Energy, $150,000,000 and (B) in the case of ULH&P, $50,000,000;

provided that, no Borrower or any Subsidiary of any Borrower shall create, incur, assume or suffer to exist any Lien upon any of the Capital Stock of CG&E, PSI Energy or ULH&P.

(b)  Fundamental Change. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material (in the context of the overall business operations of such Borrower or such Subsidiary, as the case may be) change in its present method of conducting business, except that:

(i)                                     any Subsidiary of such Borrower may merge, consolidate or amalgamate with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of such Borrower;

(ii)                                  any Subsidiary of such Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any other Subsidiary of such Borrower;

(iii)                               any Subsidiary of such Borrower (other than, in the case of Cinergy, CG&E, PSI Energy and ULH&P) at the time of such transaction may:

(A)  merge, consolidate or amalgamate with or into any Person other than a Subsidiary of such Borrower or such Borrower and not (1) be the continuing or surviving Person or (2) remain a Subsidiary of such Borrower;

(B)  liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

(C)  convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets; or

(D)  make any material (in the context of the overall business operations of such Borrower or such Subsidiary, as the case may be) change in its present method of conducting business;

so long as, such Borrower would have been in compliance with the covenants contained in Section 6.2(d) for the prior four full fiscal quarters if such merger or consolidation had been consummated on the first day of such four fiscal quarter period; and

(iv)                              such Borrower may merge or consolidate with another Person other than a Subsidiary of such Borrower if:

(A)  such other Person is engaged in substantially the same business as such Borrower;

(B)  either:

(1)                                  such Borrower is the survivor of such transaction, or

(2)                                  a.  the survivor of such transaction is a Person organized under the laws of any State of the United States of America that effectively assumes such Borrower’s obligations under the Financing Documents, whether by written instrument or by operation of law;

b.  as of the date of the consummation of such transaction the Reference Ratings of the survivor are at least investment grade (i.e. BBB-, in the case of S&P, and Baa3, in the case of Moody’s); and

c.  in the case of the merger or consolidation of CG&E, PSI Energy or ULH&P, the survivor of such transaction is a direct wholly-owned subsidiary of Cinergy (or any successor of Cinergy permitted by this Section 6.2(b)) (or, in the case of ULH&P, so long as it is a wholly-owned direct Subsidiary of CG&E, a wholly-owned indirect Subsidiary of Cinergy or any successor of Cinergy permitted by this Section 6.2(b));

(C)  the survivor of such transaction shall have delivered to the Administrative Agent such opinions or other documents or information as the Administrative Agent (acting on its own behalf or on behalf of any Bank) and its counsel may reasonably require; and

(D)  the survivor of such transaction would have been in compliance with the covenants contained in Section 6.2(d) for the prior four full fiscal quarters if such merger or consolidation had been consummated on the first day of such four fiscal quarter period;

provided that, in the case of any transaction otherwise permitted by this Section 6.2(b), both before and after giving effect to such transaction no Default or Event of Default by such Borrower or its Subsidiaries shall have occurred or be in existence.

Notwithstanding the foregoing, the parties agree that the transaction described in the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy, Deer Holding Corp., Deer Acquisition Corp., and Cougar Acquisition Corp., dated as of May 8, 2005, as disclosed in Form 8-K filed by Cinergy with the Securities and Exchange Commission on May 10, 2005, and other filings made by Cinergy at least five Business Days prior to the Effective Date with respect to such transaction, shall not be considered a fundamental change, subject to the limitations of this Section 6.2(b).

(c)  Limitation on Restrictions on Distributions from Subsidiaries.  Create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of such Borrower to pay dividends or make any other distribution on its Capital Stock to such Borrower (other than any encumbrance or restriction pursuant to an agreement or instrument in effect on the Effective Date or any such identical encumbrance or restriction as may be contained in an agreement or instrument entered into thereafter) to the extent any such encumbrance or restriction would reasonably be expected to have a Material Adverse Effect on such Borrower.

(d)  Financial Covenants.

(i)                                     Ratio of Consolidated Indebtedness to Consolidated Total Capitalization. Permit, on the last day of any period of four consecutive fiscal quarters, the ratio of (i) Consolidated Indebtedness of such Borrower at such time to (ii) Consolidated Total Capitalization of such Borrower at such time to exceed 0.65 to 1.00.

(ii)                                  Consolidated Net Worth.

(A)  in the case of Cinergy, permit Consolidated Net Worth of Cinergy at any time to be less than $2,000,000,000;

(B)  in the case of CG&E (so long as it remains a Borrower), permit Consolidated Net Worth of CG&E at any time to be less than $1,000,000,000, provided that in the event that the CG&E Sublimit has been reduced to $250,000,000 pursuant to Section 2.5(a), then the foregoing reference to $1,000,000,000 shall be $500,000,000 from and after such date;

(C)  in the case of PSI Energy (so long as it remains a Borrower), permit Consolidated Net Worth of PSI Energy at any time to be less than $900,000,000; and

(D)  in the case of ULH&P (so long as it remains a Borrower), permit Consolidated Net Worth of ULH&P at any time to be less than $150,000,000, provided that in the event that the ULH&P Sublimit has been increased to $100,000,000 pursuant to Section 2.5(b), then the foregoing reference to $150,000,000 shall be $200,000,000 from and after such date.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.1.  Events of Default.

If any of the following events (“Events of Default”) with respect to a particular Borrower shall occur and be continuing:

(a)  Such Borrower shall fail to pay any principal of any Advance or LC Outstanding when due in accordance with the terms thereof and hereof; or such Borrower shall fail to pay any interest on any Advance or LC Outstanding or any other amount payable hereunder within five days after such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)  Any representation or warranty made or deemed made by such Borrower herein or which is contained in any certificate, document or financial or other statement delivered at any time pursuant to this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)  Such Borrower shall default in the observance or performance of any agreement contained in Section 6.1(a)(iv), 6.1(c) or 6.2; or

(d)  Such Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days from the time such Borrower receives notice of such default from the Administrative Agent; or

(e)  Such Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any of its Material Indebtedness, in each case beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating to such Material Indebtedness, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of or beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) of such Material Indebtedness to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness which becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)  (i) Such Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or such Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment; or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  An ERISA Event shall have occurred, or any other event or condition shall occur or exist with respect to any Plan, that when taken together with all other events or conditions with respect to any Plan, would reasonably be expected to have a Material Adverse Effect on such Borrower; or

(h)  One or more judgments for the payment of money in an aggregate amount (to the extent not covered by insurance) in excess of $50,000,000 for such Borrower shall have been entered against such Borrower or any of its Subsidiaries and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)  (i) Except in a transaction otherwise permitted under Section 6.2(b) hereof, a Change of Control of such Borrower shall occur;

THEN, AND IN ANY SUCH CASE, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to such Borrower (i) declare the Commitments and the obligation of each Lender to make Advances and to participate in any as-yet unissued Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the Advances, all interest thereon and all other amounts payable or to become payable under this Agreement by such Borrower, whether matured or unmatured, fixed, liquidated, contingent or otherwise (including all interest thereon) to be immediately due and payable, whereupon the same shall immediately become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by such Borrower; provided, however, that upon the occurrence of any of the events described in subsection (f) of this Section, (1) the Commitments and the obligation of each Lender to make Advances and of each Lender to participate in as-yet unissued Letters of Credit shall automatically be terminated in their entirety and (2) the Advances, all such interest and all other amounts payable or to become payable under this Agreement by such Borrower, whether matured or unmatured, fixed, liquidated, contingent or otherwise (including all interest thereon) shall immediately become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by such Borrower; provided no such termination of the Commitments after an Event of Default shall reduce the Total Commitment to an amount which is less than the CG&E Sublimit and/or the PSI Energy Sublimit and/or the ULH&P Sublimit if such Event of Default does not arise out of a Default by such Borrower or its Subsidiaries (other than, in the case of CG&E, ULH&P).

Notwithstanding anything to the contrary contained herein,

(i)                                     no notice given or declaration made by the Administrative Agent pursuant to this Section 7.1 shall affect (i) the obligation of the LC Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, such Borrower shall at such time deposit with the Administrative Agent an amount in the cash account (the “Cash Account”) described below equal to the then current LC Outstandings. Such Cash Account shall at all times be free and clear of all rights or claims of third parties. The Cash Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Account shall bear interest at a rate equal to the rate generally offered by Barclays for deposits equal to the amount deposited by such Borrower in the Cash Account pursuant to this Section 7.1, for a term to be agreed to between such Borrower and the Administrative Agent. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of such Borrower’s obligations hereunder as and when such obligations shall become due and payable. Upon payment in full, after the termination of the

Letters of Credit, of all such obligations, the Administrative Agent will repay to such Borrower any remaining cash then on deposit in the Cash Account.  In addition, if at any time the balance held in the Cash Account shall exceed the sum of (x) the then current LC Outstandings plus (y) all other matured amounts then currently due and owing hereunder, the Administrative Agent shall repay such excess to such Borrower upon such Borrower’s written request; and

(ii)                                  In no event shall a Default or Event of Default for either CG&E, PSI Energy or ULH&P result solely from the occurrence of a Default or Event of Default by any other Borrower or their respective Subsidiaries, or in the case of CG&E, from the occurrence of a Default or Event of Default relating solely to ULH&P.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

SECTION 8.1.  Authorization and Action.

Each Lender and the LC Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement or collection of any amounts outstanding hereunder), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, in the case of certain matters arising under Article IX, the Lenders described therein) and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.2.  Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Financing Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Financing Documents by the Borrowers or to inspect the property (including the books and records) of the Borrowers; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any Note, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.3.  Barclays and Affiliates.

With respect to its Commitment and the Advances made by it, Barclays has the same rights and powers under this Agreement as any other Lender and may exercise the same as though Barclays were not the Administrative Agent; and the term Lender or Lenders shall, unless otherwise expressly indicated, include Barclays in its individual capacity. Barclays and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrowers or any of their Subsidiaries and any Person who may do business with or own securities of the Borrowers or any such Subsidiary of the Borrowers, all as if Barclays were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.4.  Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.1(d)(i) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.5.  Indemnification.

The Lenders agree to indemnify at any time the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to their respective Commitment Percentages (and if an indemnified item (as defined below) is incurred at any time after the termination of the Commitments and such indemnified item is incurred, in the opinion of the Administrative Agent, solely for the benefit of the Lenders having Advances outstanding to each of them at such time, then ratably according to the respective principal amounts of Advances outstanding to each of them at the date of payment by the Administrative Agent of such indemnified item or, if not yet paid, at the date of the assertion of the indemnified item), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (each of the foregoing being an “indemnified item”) which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share (ratably in accordance with the first sentence of this Section 8.5) of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 8.6.  Successor Administrative Agent.

The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrowers and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted by the Borrowers, and shall have accepted such appointment, within 30 days after the retiring Administrative

Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1.  Amendments, Etc.

(a)  Except as set forth in Section 9.1(b), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that subject to the provisions of Section 2.16, no such amendment, waiver or consent shall: (i) forgive the principal amount or extend the final scheduled date of maturity of any Advance or Unreimbursed LC Disbursement, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or, except as otherwise permitted by Section 6.2(b), transfer by any Borrower of any of its rights and obligations under this Agreement and the other Financing Documents, without the written consent of all Lenders; (iii) amend, modify or waive any provision of this Agreement affecting the rights or duties of the Administrative Agent without the written consent of the Administrative Agent; or (iv) amend, modify or waive any provision of this Agreement affecting the rights or duties of the LC Bank without the written consent of the LC Bank.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Advances.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Financing Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement with the Extensions of Credit and the accrued interest and fees in respect thereof with the written consent of the Required Lenders, the Administrative Agent, the LC Bank and each Borrower to whom extensions of credit thereunder would be made available.

(b)  This Agreement may be amended by Cinergy to remove any of CG&E, PSI Energy or ULH&P as a Borrower (a “Removed Borrower”) hereunder subject to: (i) the receipt by the Administrative Agent of prior written notification from Cinergy of such amendment, (ii) repayment in full of all Advances made to such Borrower, (iii) cash collateralization of all reimbursement obligations in respect of any Letters of Credit issued for the account of such Borrower (or the amendment of such Letter of Credit to provide for Cinergy as the account party) and (iv) repayment in full of all other amounts owing by such Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).  Upon the satisfaction of the foregoing conditions the rights and obligations of such Removed Borrower hereunder shall terminate; provided, however, that the obligations of such Removed Borrower under Section 9.4 shall survive such amendment.

SECTION 9.2.  Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and (except when particular means are specified) mailed, faxed or delivered:

(a)  if to Cinergy, at its address at 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy:
(513) 287-2749;

(b)  if to CG&E, at its address at 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy:
(513) 287-2749, with a copy to Cinergy, at its address at 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy: (513) 287-2749;

(c)  if to PSI Energy, 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy: (513) 287-2749, with a copy to Cinergy, at its address at 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy: (513) 287-2749

(d)  if to ULH&P, 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy: (513) 287-2749, with a copy to Cinergy, at its address at 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Treasurer, telecopy: (513) 287-2749;

(e)  if to the LC Bank, at the Domestic Lending Office of Barclays specified opposite its name on Schedule 1.1 hereto;

(f)  if to the Administrative Agent, c/o Barclays Capital Service LLC, 200 Cedar Knolls Road, Whippany, NJ 07981, Attention May Wong, telecopy: (973) 576-3694;

(g)  if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule 1.1 hereto; and

(h)  if to any Lender other than a Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed or facsimiled, be effective when deposited in the mails or transmitted, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or IX shall not be effective until received by the Administrative Agent. Without limitation of the foregoing, the Administrative Agent shall be fully protected in acting upon any notice or instruction received by it by telephone or by facsimile transmission so long as the Administrative Agent reasonably believes such notice or instruction to be genuine, but any such notice or instruction shall be promptly confirmed in writing.  The Administrative Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.3.  No Waiver; Remedies.

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.4.  Costs, Expenses and Taxes; Indemnification.

(a)  Each Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, any Note and any other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and of the LC Bank with respect to the execution, delivery, administration, modification and amendment of any Letters of Credit to be issued by it hereunder relating to the performance by such Borrower under this Agreement, and to reimburse and hold harmless the Lenders, the LC Bank and the Administrative Agent for and against all of their reasonable costs and expenses arising in connection with the enforcement or preservation of rights and remedies under (whether in litigation, by negotiation, in workouts, restructurings or other negotiations, or otherwise) this Agreement, the Letters of Credit and any Note or in connection with the transactions contemplated hereby and thereby against such Borrower, including but not limited to the reasonable fees and expenses of counsel to the Administrative Agent, each Lender and the LC Bank (provided that the Borrowers shall not be obligated to reimburse for more than one law firm (and in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Administrative Agent and the Lenders, except to the extent that multiple law firms are reasonably required to and, in fact do represent the Administrative Agent and the Lenders, or if an actual conflict between represented parties shall exist) and all stamp taxes, recording taxes and fees and filing taxes and fees which may be payable in respect thereof; provided that the Borrowers shall not be required to reimburse the costs and expenses of any Lender that arise out of any assignment or participation by such Lender hereunder (other than any assignment pursuant to Section 2.16).

(b)  Each Borrower shall further indemnify, reimburse and hold harmless the Lenders, the LC Bank, the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, costs and liabilities (including but not limited to the reasonable fees and expenses of counsel to each such Indemnified Party) which any of them may incur or which may be claimed against any of them by any person or entity or in any investigative, administrative or judicial proceeding (whether or not such Indemnified Party shall be designated a party thereto) as a result of, in connection with, or otherwise arising from the Commitments, the Advances, the Letters of Credit or any actual or proposed use of the proceeds of the Extensions of Credit hereunder relating to the performance of such Borrower under this Agreement; provided, that, no Indemnified Party shall have the right to be indemnified hereunder for such Indemnified Party’s own gross negligence or willful misconduct.

(c)  Any request for reimbursement of any out-of-pocket expenses shall be accompanied by reasonable documentation in respect thereof, including copies of invoices from third parties, and in the case of charges for counsel, the invoice shall include a breakdown of the hourly time and a short summary of services rendered by date and service provider, a summary of the charges, hourly rate and total hours provided by each service provider and a breakdown of reasonable out-of-pocket expenses of counsel.

(d)  Notwithstanding anything to the contrary herein, the obligations of each Borrower under this Section 9.4 shall be the joint and several obligation of Cinergy;  provided that the foregoing shall not be construed as a guarantee of payment by Cinergy of any obligation of another Borrower hereunder.

(e)  Each Borrower’s obligations under this Section (including Cinergy’s joint and several obligation with respect to the respect to each other Borrower) shall survive the repayment of all amounts owing to the Lenders, the LC Bank and the Administrative Agent under the Financing Documents and the termination of the Commitments.  If and to the extent that the obligations of any Borrower under this Section are unenforceable for any reason, such Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION 9.5.  Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default arising out a breach by a Borrower or its Subsidiaries and (b) the making of the request or the granting of the consent specified by Section 7.1 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.1 (unless such Event of Default is an Event of Default described in Section 7.1(f), in which case the requirement of this clause (b) shall be inapplicable), each Lender and the LC Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), except in dedicated payroll accounts or in margin accounts, at any time held and other indebtedness at any time owing by such Lender or the LC Bank or such Affiliate to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether or not such Lender or the LC Bank shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender and the LC Bank agrees promptly to notify such Borrower after any such set-off and application made by such Lender or the LC Bank or any of their respective Affiliates; provided that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender or the LC Bank or their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or the LC Bank or their respective Affiliates may have.

SECTION 9.6.  Binding Effect.

This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the LC Bank and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.7.  Assignments, New Lenders and Participations.

(a)  Each Lender may (i) with the consent of the LC Bank (which consent may be granted or withheld in the sole discretion of the LC Bank) assign to one or more Lenders, an affiliate of a Lender or an Approved Fund or (ii) with the consent of Cinergy (which consent shall not be unreasonably withheld or delayed and shall not be required while any Event of Default shall have occurred and be continuing) and the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the LC Bank (which consent may be granted or withheld in the sole discretion of the LC Bank), assign to one or more banks or other entities other than Lenders, an affiliate of a Lender or an Approved Fund, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000 and shall be an integral multiple of

$1,000,000 in excess thereof, unless (A) the amount of the Commitment being assigned is the whole Commitment of the assigning Lender, (B) the Assignee shall, prior to such assignment, already be a Lender hereunder, or (C) each of Cinergy and the Administrative Agent otherwise consent (it being understood that no such consent of Cinergy shall be required if an Event of Default shall have occurred and be continuing), and (iii)  the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of $3,500 payable by the assigning Lender and/or the assignee Lender (or, in the case of a replacement of a Lender pursuant to Section 2.2(c)(i) or Section 2.16, payable by the relevant Borrower) with respect to the administration and processing of the assignments of rights and obligations of the assigning Lender to the assignee Lender hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than pursuant to Sections 2.11, 2.13 and 9.4, which rights shall survive the execution and delivery of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except as to Sections 2.11, 2.13 and 9.4).  Any assignment or transfer by a Lender of rights and obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.7.

(b)  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)                                     other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)                                  such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)                               such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.1(d) and/or Section 6.1(a)(i) and (ii) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)                              such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)                                 such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

(vi)                              such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)  The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee consented to by Cinergy, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e)  Each Lender may sell participations to one or more banks or other entities (“Participants”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the LC Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) the holder of any such participation, other than an affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder, except action (A) extending the time for payment of interest on, or the principal amount of, the Advances, Unreimbursed LC Disbursements, (B) increasing or extending such Lender’s Commitment or reducing the rate of interest payable on the Advances, Unreimbursed LC Disbursements, (C) forgiving the payment of interest on or principal of the Advances, Unreimbursed LC Disbursements or (D) reducing the Facility Fee or letter of credit risk participation fee referred to in Section 2.3 hereof.  Each Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default by such Borrower or its Subsidiaries, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 2.14.  Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.13, 2.15 and 9.4 with respect to its participation interest in the Commitments and the Advances outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections 2.11, 2.13, 2.15 and 9.4 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant if such transfer had not occurred.

(f)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”) utilized by such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Advance that such Granting

Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) such SPV is an “Accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended), (ii) nothing herein shall constitute a commitment by any such SPV to make any Advance, (iii) if such SPV elects not to exercise such option or otherwise fails to provide all or any part of such Advance or perform any other obligation of a “Lender” hereunder, the Granting Lender shall be obligated to make such Advance or perform such other obligation pursuant to the terms hereof and (iv) no SPV or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.9, 2.11 or 2.13 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPV the option to provide any Advance to the Borrowers. The making of an Advance by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or other payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment.

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against or join any other person in instituting against such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrowers, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against any Borrower, the Administrative Agent or such Lender, as the case may be, arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPV.

As to any Advance or portion thereof made by it, each SPV shall have all the rights that its Granting Lender would have had under this Agreement had such Granting Lender made such Advance; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents), to receive all payments in respect of the Advances funded by it and to exercise on such SPV’s behalf all of such SPV’s consent rights under this Agreement and, as a result thereof, no other party hereto shall be required to communicate with, make any payment to, or act on any instruction or demand of, such SPV, it being understood that such SPV’s Granting Lender shall have the exclusive rights of a “Lender” with respect to any Advance or portion thereof made by an SPV by virtue of such power of attorney.

Notwithstanding anything to the contrary contained in this Agreement any SPV may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any confidential information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPV at the time of such amendment.

(g)  (i)                Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, or any designation or grant to an SPV, or any proposed designation or grant to an SPV, pursuant to this Section 9.7, disclose to the assignee or participant, or proposed assignee or participant, or designee or grantee, or proposed designee or grantee, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant, or proposed assignee or participant, or designee or grantee, or proposed designee or grantee, shall agree to preserve the confidentiality of any confidential information (except any such disclosure as may be required by law) relating to the Borrowers, received by it from such Lender.

(ii)                                  In addition, each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information relating to such Borrower or any of its Subsidiaries (including, without limitation, any non-public information regarding the creditworthiness of such Borrower and its Subsidiaries), provided, that any such Person shall be subject to the provisions of this paragraph (g) to the same extent as the applicable Lender.

(h)  Anything in this Section 9.7 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the applicable Lender from its obligations hereunder.

(i)  Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

SECTION 9.8.  No Recourse.

No recourse shall be had for the payment of any obligation or any claim arising out of or relating to this Agreement against any incorporator, stockholder, affiliate, officer or director of the Borrowers or any partner or employee thereof. The provisions of this Section 9.8 shall be binding on the parties hereto and their respective successors and assigns, and shall survive the termination of this Agreement.

SECTION 9.9.  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  To the fullest extent permitted by law, each Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of a copy of such process to such Borrower at its address specified in Section 9.2. Each Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  EACH BORROWER, THE ADMINISTRATIVE AGENT, THE LC BANK AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 9.10.  Governing Law.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.11.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.12.  Entire Agreement; Exhibits and Schedules.

The Financing Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.  Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

SECTION 9.13.  Confidentiality.

Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Borrower, Subsidiary of any Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof directly involved in the negotiation or syndication of this Agreement, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee or Participant, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates directly involved in the negotiation or syndication of this Agreement, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Finance Document.

SECTION 9.14.  USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CINERGY CORP.
139 East Fourth Street
Cincinnati, Ohio 45202
Taxpayer ID: 31-1385023

By	/s/ Wendy L. Aumiller
Name: Wendy L. Aumiller
Title: Vice President and Treasurer

THE CINCINNATI GAS & ELECTRIC COMPANY
139 East Fourth Street
Cincinnati, Ohio 45202
Taxpayer ID: 31-0240030

By	/s/ Wendy L. Aumiller
Name: Wendy L. Aumiller
Title: Vice President and Treasurer

PSI ENERGY, INC.
1000 East Main Street
Plainfield, Indiana 46168
Taxpayer ID: 35-0594457

By	/s/ Wendy L. Aumiller
Name: Wendy L. Aumiller
Title: Vice President and Treasurer

THE UNION LIGHT, HEAT AND POWER COMPANY
139 East Fourth Street
Cincinnati, Ohio 45202
Taxpayer ID: 31-0473080

By	/s/ Wendy L. Aumiller
Name: Wendy L. Aumiller
Title: Vice President and Treasurer

BARCLAYS BANK PLC, as Administrative Agent, LC Bank and as a Lender

By	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By	/s/ Thomas L. Casey
Name: Thomas L. Casey
Title: Vice President

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